UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

Current Report On

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

JUNE 10, 2002

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

Form 8-K

WISCONSIN ENERGY CORPORATION

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 10, 2002, Wisconsin Energy Corporation announced that its subsidiary, Wisvest Corporation, has signed a definitive agreement with PSEG Fossil, LLC of New Jersey, a wholly owned subsidiary of Public Service Enterprise Group Incorporated, for the sale of two fossil-fueled power plants owned and operated through Wisvest-Connecticut, LLC, a subsidiary of Wisvest Corporation. The power plants, located in Bridgeport and New Haven, Connecticut, have a combined generating capacity of more than 1,000 megawatts.

The sale, which is subject to approval by the Federal Energy Regulatory Commission, various other regulatory approvals and which must comply with the Hart-Scott-Rodino Act, is expected to close during 2002. Wisconsin Energy Corporation expects to receive approximately $280 million from the sale, which includes corporate tax benefits and reimbursement for capital expenditures and inventory. The sale will not result in a gain or loss for Wisconsin Energy Corporation because a valuation charge relating to the power plants was taken in the first quarter of 2002. Wisconsin Energy Corporation plans to use the proceeds to reduce debt and to strengthen its balance sheet.

CAUTIONARY FACTORS:   Some matters discussed above are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to various risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; the failure to obtain necessary regulatory approvals; failure of either the seller or the buyer to meet other closing conditions of the transaction; business, competitive and regulatory conditions in the deregulating and consolidating energy industry in general, and in the company's service territories; availability of the company's generating facilities; changes in purchased power costs and supply availability; changes in coal or natural gas prices and supply availability; and the other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10Q for the quarter ended March 31, 2002 and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: June 14, 2002	Stephen P. Dickson -- Controller and
Principal Accounting Officer